Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Insmed Incorporated for the registration of common stock and debt securities and to the incorporation by reference therein of our reports dated February 25, 2020, with respect to the consolidated financial statements of Insmed Incorporated, and the effectiveness of internal control over financial reporting of Insmed Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey
May 21, 2020